Offer to Purchase

Up to 2.5% of the Issued and Outstanding Shares of Common Stock

of

BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc.

at

Net Asset Value Per Share

by

BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc.

in Exchange for Cash

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON MAY 14, 2024, UNLESS THE OFFER IS EXTENDED.

To the Common Shareholders of BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc.:

BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc., a diversified, closed-end management investment company, organized as a Maryland corporation (the “Fund”), is offering to purchase up to 2.5% of its issued and outstanding shares of common stock as of March 31, 2024 par value $0.001 per share (the “Shares”) (the “Offer Amount”). The Fund, which, for purposes of the Investment Company Act of 1940, as amended (the “1940 Act”), calculates its net asset value (“NAV”) on a quarterly basis, is offering to purchase Shares in exchange for cash at a price equal to the Fund’s most recent quarter-end NAV per Share (the “Purchase Price”)—i.e., the NAV per Share determined as of March 31, 2024 (the “Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (in the case of registered shareholders) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). If more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

In order to participate, the materials described in the Offer must be delivered to Computershare Trust Company, N.A. (“Computershare”), a wholly owned subsidiary of Computershare Inc. (the “Transfer Agent” and, together with Computershare, the “Depositary”), by 5:00 p.m. Eastern time, May 14, 2024, or such later date to which the Offer is extended (the “Expiration Date”). Shareholders who choose to participate in the Offer can expect payments for Shares tendered and accepted to be mailed within approximately five business days after the Expiration Date.

As of the Pricing Date, the Fund had 1,861,246 Shares outstanding. The Fund’s NAV per Share determined as of December 31, 2023 was $89.09, which is the most recent quarter-end NAV per Share that the Fund has calculated and published for purposes of the 1940 Act. The Fund’s NAV per Share determined as of the Pricing Date is currently expected to be calculated and published on or about May 15, 2024 (but in no event prior to 5:00 p.m. Eastern time on May 14, 2024), and you may view it, when available, online at https://im.bnymellon.com/us/en/intermediary/funds/05589D109. The Fund also calculates and publishes a daily NAV, which may be viewed online at the foregoing website. Shareholders are not able to transact in Shares on a daily basis and, as a result, should consider the daily NAV provided by the Fund for informational purposes only. The NAV determined as of the Pricing Date may be higher or lower than the NAV per Share as of December 31, 2023 and/or the daily NAV on any day that the Offer is open (including the Expiration Date). For additional questions or information during the pendency of this Offer, you may contact Georgeson LLC (the “Information Agent”) by calling (877) 278-9670, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.

The Offer is subject to important terms and conditions, including the conditions listed under Section 4, “Certain Conditions of the Offer.”

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.

If you are not interested in selling any of your Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Fund. Shareholders are not required to participate in the Offer.

You should be aware that, if you tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Fund dividend or distribution with a record date on or after May 14, 2024.

Because this Offer is limited as to the number of Shares that the Fund will purchase, not all Shares tendered for purchase by shareholders may be accepted for payment by the Fund. This may occur, for example, if one or more large investors seek to tender a significant number of Shares or if a large number of investors tender Shares.

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank or trust company (each, a “Nominee”) to effect the transaction on their behalf. Shareholders whose Shares are registered in the name of a Nominee, such as a brokerage firm or other financial intermediary, must contact that firm to instruct the firm to participate in the Offer on their behalf. Tendering shareholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender Shares and, if so, how many Shares to tender, or to refrain from tendering Shares in the Offer.

The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares but you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Offer, you will not be able to tender your Shares.

Neither the Fund nor its Board of Directors (the “Board of Directors” or the “Board”) nor BNY Mellon Investment Adviser, Inc. (“BNYM Investment Adviser”) or Alcentra NY, LLC (“Alcentra”) makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Directors or BNYM Investment Adviser or Alcentra as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board of Directors or BNYM Investment Adviser or Alcentra. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

The Fund has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.

The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, shareholders are required to inform themselves of and observe any such restrictions.

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.

What is the Offer?

•	The Fund is offering to purchase up to 2.5% of its Shares. The Fund will pay cash for Shares purchased pursuant to the Offer. The Fund will purchase Shares at a price equal to the NAV per Share determined as of the Pricing Date. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If shareholders tender (and do not timely withdraw) more than the Offer Amount, the Fund will purchase duly tendered Shares from participating shareholders on a pro rata basis, based upon the number of Shares each shareholder tenders for purchase and does not timely withdraw. The Fund does not intend to increase the number of Shares that it is offering to purchase, even if shareholders tender more than the Offer Amount. Shareholders cannot be assured that all of their tendered Shares will be purchased. (See Section 1, “Price; Number of Shares” and Section 7, “Payment for Shares.”)

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at 5:00 p.m., Eastern time, on May 14, 2024, the Expiration Date, unless extended. The Fund may extend the Offer period at any time. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m. Eastern time on the next business day after the Offer otherwise would have expired. (See Section 1, “Price; Number of Shares.”)

What is the purpose of the Offer?

•	In recognition that a secondary market for the Shares does not exist, until the adoption of a plan of liquidation, the Fund intends, but is not obligated, to conduct quarterly tender offers for up to 2.5% of the Shares then outstanding in the sole discretion of the Fund’s Board of Directors. On April 10, 2024, the Fund announced that it intended to repurchase 2.5% of the Shares outstanding by conducting the Offer. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Fund.”)

Will I have to pay anything to participate in the Offer?

•	The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. (See Section 1, “Price; Number of Shares,” Section 7, “Payment for Shares” and Section

16, “Fees and Expenses.”)

What is the NAV per Share as of a recent date?

•	The Fund’s NAV per Share determined as of December 31, 2023 was $89.09 which is the most recent quarter-end NAV per Share that the Fund has calculated and published for purposes of the 1940 Act. The Fund’s NAV per Share determined as of the Pricing Date is currently expected to be calculated and published on or about May 15, 2024 (but in no event prior to 5:00 p.m. Eastern time on May 14,

2024), and you may view it, when available, online at https://im.bnymellon.com/us/en/intermediary/ funds/05589D109. The Fund also calculates and publishes a daily NAV, which may be viewed online at the foregoing website. Shareholders are not able to transact in Shares on a daily basis and, as a result,

i

should consider the daily NAV provided by the Fund for informational purposes only. Shareholders should realize that the NAV per Share (and therefore the NAV of the Shares held by each shareholder) likely will change between December 31, 2023 and the Expiration Date and that, therefore, the NAV per Share determined as of the Pricing Date may be higher or lower than the NAV per Share as of December 31, 2023 and/or the daily NAV per Share on any day that the Offer is open (including the Expiration Date). For additional questions or information during the pendency of this Offer, you may contact the Information Agent by calling (877) 278-9670, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.

Will the Fund’s NAV per Share be higher or lower as of the Pricing Date?

•	No one can accurately predict what the Fund’s NAV per Share will be at any future date, or what the Fund’s NAV per Share will be determined to be as of the Pricing Date. You should realize that the NAV per Share (and therefore the NAV of the Shares held by each shareholder) likely will change between December 31, 2023 and the Expiration Date and that, therefore, the NAV per Share determined as of the Pricing Date may be higher or lower than the NAV per Share as of December 31, 2023 and/or the daily NAV per Share on any day that the Offer is open (including the Expiration Date).

Does the Fund have the financial resources to pay me for my Shares?

•	Yes. If the Fund purchased 46,531 Shares (2.5% of the Shares outstanding as of March 31, 2024, rounded to the nearest whole Share) at a price per share of $89.09, equal to the NAV as of December 31, 2023, the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $4.15 million. The Fund intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares. The Fund is permitted, but has no intention, to borrow money to finance the purchase of Shares in the Offer. (See Section 8, “Source and Amount of Consideration.”)

How do I participate in the Offer?

•	If your Shares are registered in the name of a Nominee, you should contact that firm if you wish to tender your Shares.

•	All other shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to the Depositary at its address set forth on the last page of this Offer to Purchase. In addition, you must comply with the book-entry delivery procedure set forth in Section 5.C of this Offer. The Depositary must receive these materials prior to the date and time the Offer expires.

Must I tender all of my Shares for purchase?

•	No. You may tender for purchase all or part of the Shares you own. (See Section 1, “Price; Number of Shares.”)

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

•	Yes, you may withdraw all, but not less than all, of your tendered Shares at any time prior to 5:00 p.m., Eastern time, on May 14, 2024, which is the Expiration Date. In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary prior to 5:00 p.m., Eastern time, on the Expiration Date. You may resubmit withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period. (See Section 6, “Withdrawal Rights.”)

How do I withdraw previously tendered Shares?

•	You must submit or direct your Nominee to submit a request for withdrawal of previously tendered Shares to the Depositary. You may withdraw only all Shares previously tendered by you, and not a portion thereof, and your request for withdrawal must state this. (See Section 6, “Withdrawal Rights.”)

May my Nominee place any conditions on my tender of Shares?

•	No.

May I place any conditions on my tender of Shares?

•	No.

Is my tender of Shares in the Offer a taxable transaction?

•	It is anticipated that the receipt of cash for your Shares that are tendered and purchased by the Fund generally will be treated either as (1) consideration received in respect of a sale or exchange of the purchased Shares, resulting in gain or loss to you, or (2) a distribution from the Fund in respect of its Shares. Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. (See Section 13, “Certain U.S. Federal Income Tax Consequences.”)

Is there any reason Shares tendered by me for purchase would not be accepted?

•	In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to purchase tendered Shares, the Fund has reserved the right to reject any and all tendered Shares determined by the Fund not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s). Moreover, as further described herein, if more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

What should I do if I decide not to tender my Shares for purchase?

•	Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

•	If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses due to a decreased asset base, as well as the possibility of receiving additional taxable capital gains on the distributions of the sale of portfolio securities to pay for tendered Shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares purchased, could limit the Fund’s ability to use leverage and may have an adverse effect on the Fund’s investment performance. The Fund currently utilizes leverage through borrowings from a financial institution. In an effort to maintain the Fund’s current asset coverage, the Fund may need to de-lever. This de-levering may result in decreased returns to the Fund and increased expenses for remaining shareholders. (See Section 9, “Effects of the Offer; Consequences of Participation” and Section 16, “Fees and Expenses.”)

Does the Fund’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

•	None of the Fund, the Board of Directors nor BNYM Investment Adviser or Alcentra is making any recommendation to shareholders regarding whether to tender Shares for purchase or refrain from tendering Shares in the Offer. Neither the Fund’s Directors nor its officers own any Shares. MBC Investments Corp., an affiliate of BNYM Investment Adviser, will tender Shares of its seed capital investment. In addition, certain employees of Alcentra own Shares, but, to the Fund’s knowledge, do not intend on tendering any Shares in the Offer. (See Section 10, “Interests of Directors and Officers; Transactions and Arrangements Concerning the Shares.”)

Will there be additional opportunities to tender my Shares to the Fund?

•	No other tender offers have been approved by the Board, but the Board reserves the right (and the Fund intends) to conduct tender offers in the future. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Fund.”)

How do I obtain more information?

•	Questions and requests for assistance may be directed to your financial advisor or other Nominee, or to the Information Agent toll free at (877) 278-9670. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should also be directed to the Information Agent.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(877) 278-9670 (Toll Free)

The Depositary for the Offer is:

By Mail: Computershare Trust Company, N.A. Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

1.	Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for purchase, and pay for, an aggregate amount of up to 2.5% of its Shares outstanding as of March 31, 2024 that are properly tendered and not timely withdrawn in accordance with Section 6 prior to the Expiration Date. As of the Pricing Date, there were 1,861,246 Shares outstanding. The term “Expiration Date” means 5:00 p.m., Eastern time, on May 14, 2024, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 4, “Certain Conditions of the Offer.”

The Purchase Price of the Shares will be the NAV per Share determined as of the Pricing Date. The Fund’s NAV per Share determined as of December 31, 2023 was $89.09, which is the most recent quarter-end NAV per Share that the Fund has calculated and published for purposes of the 1940 Act. The Fund’s NAV per Share determined as of the Pricing Date is currently expected to be calculated and published on or about May 15, 2024 (but in no event prior to 5:00 p.m. Eastern time on May 14, 2024), and you may view it, when available, online at https://im.bnymellon.com/us/en/intermediary/funds/05589D109. The Fund also calculates and publishes a daily NAV per Share, which may be viewed online at the foregoing website. Shareholders are not able to transact in Shares on a daily basis and, as a result, should consider the daily NAV per Share provided by the Fund for informational purposes only. Shareholders should realize that the NAV per Share (and therefore the NAV of the Shares held by each shareholder) likely will change between December 31, 2023 and the Expiration Date and that, therefore, the NAV per Share determined as of the Pricing Date may be higher or lower than the NAV per Share as of December 31, 2023 and/or the daily NAV per Share on any day that the Offer is open (including the Expiration Date). For additional questions or information during the pendency of this Offer, you may contact the Information Agent by calling (877) 278-9670, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday. Shareholders tendering Shares shall be entitled to receive all dividends with a record date on or before the Expiration Date. Shareholders should be aware that, if they tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Fund dividend or distribution with a record date on or after May 14, 2024.

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more than the Offer Amount is duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 6), the Fund, subject to the conditions listed in Section 4, will purchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Fund does not intend to increase the number of Shares offered for purchase, even if more than the Offer Amount is tendered by all shareholders in the aggregate.

The Fund may, pursuant to the Offer, purchase Shares held by a shareholder or by any person who acquired Shares from or through a shareholder if: (a) such Shares have vested in any person by operation of law as the result of the death, permanent disability, dissolution, bankruptcy or incompetency of a shareholder; (b) continued ownership of such Shares will cause the Fund to be in violation of the Fund’s charter or applicable law or would otherwise subject the Fund to additional registration or regulation; (c) continued ownership of such Shares may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any shareholders to an undue risk of adverse tax or other fiscal consequences; or (d) it would be in the best interests of the Fund, as determined by the Board, for the Fund to purchase such Shares.

The Fund currently utilizes leverage through borrowings from a financial institution. As of December 31, 2023, this leverage represented approximately 29.45% of the Fund’s Managed Assets (approximately 41.75% of the

Fund’s net assets). “Managed Assets” of the Fund means the total assets of the Fund, including any assets attributable to leverage (i.e., any borrowings, including loans from certain financial institutions and/or the issuance of debt securities (collectively, “Borrowings”), preferred stock or other similar preference securities (“Preferred Shares”), or the use of derivative instruments that have the economic effect of leverage), minus the Fund’s accrued liabilities, other than any liabilities or obligations attributable to leverage obtained through (i) indebtedness of any type (including, without limitation, Borrowings), (ii) the issuance of Preferred Shares, and/or (iii) any other means, all as determined in accordance with generally accepted accounting principles. The Fund intends to maintain approximately the same level of leverage, as a percentage of Managed Assets, following the Offer. Based on the number of Shares purchased in the Offer, the Fund may reduce its Borrowings in order to maintain the Fund’s overall leverage target.

The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 7, “Payment for Shares.”

On March 31, 2024, there were 1,861,246 Shares issued and outstanding, and there were approximately six holders of record of Shares. One of these record holders is a nominee for brokers, dealers, commercial banks, trust companies and other institutions that hold legal title to Shares in “street name” on behalf of multiple beneficial owners. Neither the Fund’s Directors nor its officers own any Shares. MBC Investments Corp., an affiliate of BNYM Investment Adviser, will tender Shares of its seed capital investment. In addition, certain employees of Alcentra own Shares, but, to the Fund’s knowledge, do not intend on tendering any Shares in the Offer.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Fund makes no assurance that it will extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2.	Purpose of the Offer.

In recognition that a secondary market for the Shares does not exist, until the adoption of a plan of liquidation, the Fund intends, but is not obligated, to conduct quarterly tender offers for up to 2.5% of the Shares then outstanding in the sole discretion of the Fund’s Board of Directors. On March 28, 2024, the Board approved the Offer.

Any Shares purchased by the Fund pursuant to the Offer will be available for issuance by the Fund without further shareholder action (except as required by applicable law).

None of the Fund, the Board nor BNYM Investment Adviser or Alcentra makes any recommendation to any shareholder as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, the Board or BNYM Investment Adviser or Alcentra as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, the Board or BNYM Investment Adviser or Alcentra. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

3.	Plans or Proposals of the Fund.

Except to the extent described herein, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund;

(b)          other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund;

(c)          any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund;

(d)          changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

(e)          any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act;

(f)       the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or

(g)       any changes in the Fund’s charter, Amended and Restated By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

4.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for, any tendered Shares, if:

(a)	such transactions, if consummated, would:

(i)	impair the Fund’s status as a regulated investment company (“RIC”) under the U.S. federal income tax laws (which would cause the Fund’s income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the Fund); or

(ii)	result in the Fund’s asset coverage with respect to any indebtedness or preferred equity being reduced below the asset coverage requirement set forth in the 1940 Act;

(b)          the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies;

(c)          there is, in the Board’s judgment, any legal action materially adversely affecting the Fund;

(d)          there shall have occurred (i) any declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund; (ii) any limitation imposed by Federal or state authorities on the extension of credit by lending institutions; (iii) the commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States that in the sole determination of the Board is material to the Fund; or (iv) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

(e)          the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its shareholders.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 4 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.”

In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.”

5.	Procedures for Tendering Shares for Purchase.

A.	Proper Tender of Shares.

Shareholders who desire to tender Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf.

All other shareholders wishing to participate in the Offer must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must cause tendered Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary) before the Expiration Date.

Letters of Transmittal should not be sent or delivered to the Fund.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Fund for purchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and authorize and instruct the Depositary with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights) to (a) transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the Purchase Price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void).

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B.            Signature Guarantees and Method of Delivery. All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution, except as otherwise provided in Instruction 1 of the Letter of Transmittal. An “Eligible Institution” is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP).

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) appearing on the Direct Registration System statement evidencing such Shares held for the registered holder(s) in an electronic book-entry account maintained by the Depositary.

If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any share powers relating to Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered for purchase, no separate share powers with respect to such Shares are required unless payment is to be made to a person other than the registered holder(s). Signatures on such share powers must be guaranteed by an Eligible Institution.

THE METHOD OF DELIVERY OF ANY DOCUMENTS IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C.       Book-Entry Delivery. Any financial institution that is a participant in The Depository Trust Company (“DTC”) system may make book-entry delivery of tendered Shares in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer, the Depositary also must receive the following prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase:

(a)          in the case of a registered shareholder, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) and any other documents required by the Letter of Transmittal; or

(b)          an Agent’s Message (as defined below) in connection with a book-entry transfer by a DTC participant.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

D.       Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

None of the Fund, the Board of Directors, BNYM Investment Adviser, Alcentra, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.

E.       U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld by the Depositary and remitted to the United States Treasury unless the shareholder or other payee provides his, her or its taxpayer identification number (employer identification number or social security number) to the Depositary and provides the required certifications under penalties of perjury or otherwise establishes that an exemption applies. Therefore, tendering shareholders (other than Non-U.S. Shareholders (as defined in Section 13)) should complete and sign the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. In order for a Non- U.S. Shareholder to establish that it is not subject to backup withholding, that shareholder must submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other IRS withholding certificate or tax form, as applicable, signed under penalties of perjury, instead of the IRS Form W-9. Copies of Form W-8BEN, W-8BEN-E and other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against a shareholder’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS.

Any tendering shareholder or other payee who fails to complete fully and sign the IRS Form W-9 included in the Letter of Transmittal, or the IRS Form W-8BEN, IRS Form W-8BEN-E or other IRS withholding certificate or tax form, as applicable, may be subject to required U.S. federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer.

F.       U.S. Federal Tax Withholding for Non-U.S. Shareholders. As described further in Section 13, “Certain U.S. Federal Income Tax Consequences,” proceeds payable pursuant to the Offer to a Non-U.S. Shareholder or his, her or its agent may be subject to withholding of federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are generally attributable to a U.S. permanent establishment maintained by such Non-U.S.

Shareholder). In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary or an intermediary making payment to a Non-U.S. Shareholder, before the payment, a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other W-8 tax form, as applicable, certifying under penalties of perjury that such Non-U.S. Shareholder is eligible for a reduced rate of withholding on dividends under the applicable treaty. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non- U.S. Shareholder must deliver to the Depositary, before the payment, a properly executed IRS Form W-8ECI claiming such exemption. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html. As a general matter, the Fund intends to withhold 30% (or lower treaty rate) of the payments made to Non-U.S. Shareholders or their agents. A Non-U.S. Shareholder may be eligible to file for a refund of such tax or a portion of such tax under certain circumstances.

In addition, proceeds payable pursuant to the Offer to a Non-U.S. Shareholder (other than an individual) or its agent may be subject to a 30% withholding tax under Chapter 4 of the Internal Revenue Code of 1986, as amended (the “Code”), commonly referred to as “FATCA,” unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E (or other applicable W-8 tax form). If the Fund withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

For a discussion of the material U.S. federal income tax consequences to tendering shareholders, including the eligibility of a Non-U.S. Shareholder to file for a tax refund, see Section 13, “Certain U.S. Federal Income Tax Consequences.” Non-U.S. Shareholders should consult their own tax advisors regarding the tax consequences to them of participating in the Offer, including the application of U.S. federal tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Withdrawal Rights.

At any time prior to the Expiration Date any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered. In addition, Shareholders will also have the right to withdraw the tender of Shares at any time after 5:00 p.m. on June 13, 2024 to the extent the Shares have not yet been accepted for payment as of that date.

To be effective, a written notice of withdrawal of Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders may also send a notice of withdrawal via electronic mail, which must be timely received by the Depositary prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder).

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 5 prior to the Expiration Date. Except as otherwise provided in this Section 6, tenders of Shares made pursuant to the Offer will be irrevocable.

None of the Fund, the Board of Directors, BNYM Investment Adviser, Alcentra, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

7.	Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 6) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Unless otherwise indicated on the Letter of Transmittal, properly tendered Shares that are not purchased because of proration will be returned at our expense to you or to other persons at your discretion.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholder. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)           in the case of a registered shareholder, a Letter of Transmittal (or a copy thereof ) properly completed and duly executed with any required signature guarantee(s) and all other documents required by the Letter of Transmittal, or an Agent’s Message in connection with a book-entry transfer by a DTC participant; and

(b)          timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 5.

Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender or if a shareholder withdraws tendered Shares, the Shares will be credited to the account from which they were delivered.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be the responsibility of the registered holder or such other person. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 4, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W9, if one is included with the Letter of Transmittal, may be subject to U.S. federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Backup Withholding Tax” and “—U.S. Federal Tax Withholding for Non-U.S. Shareholders.”

8.	Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share as of the Pricing Date. If shareholders tendered all Shares offered for purchase pursuant to the Offer, and the Fund purchased such Shares at a price per share of $89.09, the NAV per Share as of December 31, 2023, payments by the Fund to the participating shareholders would be approximately $4.15 million. See Section 9, “Effects of the Offer; Consequences of Participation.”

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. The Board of Directors believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Directors, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer.

No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. Except to the extent described herein, there are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the monies to be used by the Fund to purchase Shares pursuant to the Offer, except as set forth herein. See Section 4, “Certain Conditions of the Offer.”

9.	Effects of the Offer; Consequences of Participation.

The Offer may have certain adverse consequences for tendering and non-tendering shareholders.

A.           Effects on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate Purchase Price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, such dispositions of portfolio securities could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the NAV for non-tendering shareholders.

The Fund will, to the extent necessary, sell portfolio securities to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objective. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

B.          Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) during, or following the end of, the Fund’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, while shareholders at the time of a declaration of distributions will receive such distributions, such shareholders would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of March 31, 2023, the Fund’s fiscal year end immediately preceding the Fund’s most recently completed fiscal year, the Fund had net unrealized capital depreciation of approximately $22.6 million. As of March 31, 2023, the Fund had capital loss carryforwards of approximately $19.9 million, all of which are non-expiring.

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s after tax performance.

C.           Tax Consequences of Purchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders. See Section 13, “Certain U.S. Federal Income Tax Consequences.”

D.           Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non- tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses due to a decreased asset base. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund and may have an adverse effect on the Fund’s investment performance.

E.       Effect on Leverage. The Fund currently utilizes leverage through borrowings from a financial institution. As of December 31, 2023, this leverage represented approximately 29.45% of the Fund’s Managed Assets (approximately 41.75% of the Fund’s net assets). The Fund’s net assets attributable to Shares are the Fund’s Managed Assets minus the value of the Fund’s assets attributable to leverage (i.e., any Borrowings, Preferred Shares or the use of derivative instruments that have the economic effect of leverage). The Fund intends to maintain approximately the same level of leverage, as a percentage of Managed Assets, following the Offer. Based on the number of Shares purchased in the Offer, the Fund may reduce its Borrowings in order to maintain the Fund’s overall leverage target. This de-levering may result in decreased returns to the Fund and increased expenses for remaining shareholders.

F.                Possible Proration. If greater than the Offer Amount of the Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be purchased.

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Shares

Neither the Fund’s Directors nor its officers own any Shares. The address for each Director and officer of the Fund is 240 Greenwich Street, New York, New York 10286.

As of March 31, 2024, none of the Directors nor their immediate family members had any interest in BNYM Investment Adviser or any person directly or indirectly controlling, controlled by, or under common control with BNYM Investment Adviser.

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s Directors or officers, or associates of any of the foregoing, has effected any transaction in Shares during the 60 days prior to the date of this Offer to Purchase.

Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s Directors or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, Directors or controlling persons.

Because neither the Fund’s Directors nor its officers own any Shares, the Fund will not be purchasing Shares from any Director or officer pursuant to the Offer. MBC Investments Corp., an affiliate of BNYM Investment Adviser, will tender Shares of its seed capital investment. Therefore, the Fund will purchase Shares from an affiliate of BNYM Investment Adviser pursuant to the Offer. In addition, certain employees of Alcentra own Shares, but, to the Fund’s knowledge, do not intend on tendering any Shares in the Offer.

As of March 31, 2024, to the knowledge of the Fund, no person beneficially owned more than 5% of the voting securities of any class of securities of the Fund.

BNY Mellon Investment Adviser, Inc. serves as the Fund’s investment manager and has engaged Alcentra NY, LLC to serve as the Fund’s sub-investment adviser. For BNYM Investment Adviser’s services under its Management Agreement with the Fund, the Fund has agreed to pay BNYM Investment Adviser a management fee, payable quarterly in arrears, computed at the annual rate of 1.25% of the value of the Fund’s Managed Assets determined as of the last day of each quarter (1.78% of the Fund’s net assets, assuming leverage of approximately 29.45% of the Fund’s Managed Assets, which represents the Fund’s leverage as of December 31, 2023). For Alcentra’s services under its Sub-Investment Advisory

Agreement with BNYM Investment Adviser, BNYM Investment Adviser has agreed to pay from its management fee paid by the Fund a sub-advisory fee to Alcentra computed at the annual rate of 0.625% of the value of the Fund’s Managed Assets determined as of the last day of each quarter. Because the Fund uses leverage, the management fees payable to BNYM Investment Adviser (and, indirectly, Alcentra) will be higher than if the Fund did not use leverage. The basis for the Fund’s Board of Directors’ approval of the Management Agreement and Sub-Investment Advisory Agreement is provided in the Fund’s annual report to shareholders for the fiscal year ended March 31, 2023. The basis for the Fund’s Board of Directors’ most recent approvals of the Management Agreement and Sub-Investment Advisory Agreement will be available in the Fund’s next shareholder report.

The Fund also is a party to certain other service agreements. The Bank of New York Mellon (the “Custodian”) serves as custodian for the investments of the Fund. The Custodian has no part in determining the investment policies of the Fund or which securities are to be purchased or sold by the Fund. Pursuant to a custody agreement applicable to the Fund, the Custodian holds the Fund’s securities and keeps all necessary accounts and records. For its custody services, the Custodian receives a monthly fee based on the market value of the Fund’s assets held in custody and receives certain securities transaction charges.

Pursuant to a transfer agency agreement with the Fund, Computershare Inc. arranges for the maintenance of shareholder account records for the Fund, the handling of certain communications between shareholders and the Fund and the payment of dividends and distributions payable by the Fund. For these services, the Transfer Agent receives a monthly fee computed on the basis of the number of shareholder accounts it maintains for the Fund during the month, and is reimbursed for certain out-of-pocket expenses.

11.	Certain Information about the Fund.

The Fund was incorporated in Maryland on February 1, 2018, and commenced operations on August 30, 2019. The Fund is registered under the 1940 Act as a diversified, closed-end management investment company. The Fund’s principal office is located at 240 Greenwich Street, New York, New York 10286, and its telephone number is (800) 334-6899. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder.

The Fund’s investment objective is to seek to provide total return consisting of high current income and capital appreciation. Under normal market conditions, the Fund will invest at least 80% of its Managed Assets in credit instruments and other investments with similar economic characteristics. The Fund invests a substantial portion of its Managed Assets, and may invest without limit, in credit instruments that, at the time of investment, are rated below investment grade (i.e., below BBB- or Baa3) by one or more of the nationally recognized statistical rating organizations that rate such instruments, or, if unrated, determined to be of comparable quality by Alcentra. There is no assurance the Fund will achieve its investment objective. The Fund’s investment objective is fundamental and may not be changed without prior approval of the Fund’s shareholders.

BNY Mellon Investment Adviser, Inc., 240 Greenwich Street, New York, New York 10286, serves as the Fund’s investment manager, and has engaged Alcentra NY, LLC, 9 West 57th Street, Suite 4920, New York, New York 10019, to serve as the Fund’s sub-investment adviser. Alcentra is responsible for the day-to-day management of the Fund’s investments in accordance with the Fund’s investment objective and policies.

12.	Additional Information.

The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO by visiting the EDGAR database on the Commission’s website (http://www.sec.gov). Copies of the Schedule TO can be obtained, for a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

13.	Certain U.S. Federal Income Tax Consequences.

The following summary describes certain material U.S. federal income tax consequences relevant to participation in the Offer by shareholders of the Fund. This discussion is based upon the Code, final, temporary and proposed Treasury regulations, IRS rulings, judicial authority and current administrative rulings and practice, all of which may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal tax consequences different from those discussed below. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. Each shareholder should consult his or her own tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the shareholder is a citizen, resident or domiciliary.

This discussion addresses only shareholders who hold their Shares as capital assets for U.S. federal income tax purposes. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to shareholders in light of their particular circumstances and to other shareholders subject to special treatment under the U.S. federal income tax laws (including financial institutions, dealers in securities or commodities, individual retirement accounts (IRAs), traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, shareholders subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, U.S. Shareholders (defined below) whose functional currency is not the U.S. dollar, or shareholders that acquired their Shares through the exercise of employee stock options or otherwise as compensation. This discussion does not address any state, local or foreign tax consequences of participating in the Offer, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

As used herein, a “U.S. Shareholder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (b) that has a valid election in effect to be treated as a U.S. person, or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. As used herein, a “Non-U.S. Shareholder” means a beneficial owner of Shares that is neither a U.S. Shareholder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Shares generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Shares and partners in such partnerships should consult their tax advisors.

Non-U.S. Shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer. The proceeds received in the Offer by a Non-U.S. Shareholder or his, her or its agent may be subject to withholding of U.S. federal income tax at a rate of 30% except in the circumstances described in Section 5 and below. Additionally, withholding tax may be applicable under “FATCA” as discussed in Section 5.

All shareholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their specific circumstances.

A.	Consequences to U.S. Shareholders of Participating in the Offer.

In General. A U.S. Shareholder who participates in the Offer will, depending on such U.S. Shareholder’s particular circumstances, and as set forth further under “Sale or Exchange Treatment” and “Distribution Treatment,” be treated either as recognizing gain or loss from the disposition of its Shares or as receiving a distribution from the Fund with respect to its Shares. Under each of these approaches, a U.S. Shareholder’s realized income and gain (if any) would be calculated differently. Under the “sale or exchange” approach, a U.S. Shareholder generally would be allowed to recognize a taxable loss (if the Offer proceeds are less than the U.S. Shareholder’s adjusted tax basis in the shares tendered and repurchased).

Sale or Exchange Treatment. In general, the tender and purchase of the Shares should be treated as a sale or exchange of the Shares by a U.S. Shareholder if the receipt of cash:

• results in a “complete termination” of such U.S. Shareholder’s ownership of Shares in the Fund;

• results in a “substantially disproportionate” redemption with respect to such U.S. Shareholder; or

• is “not essentially equivalent to a dividend” with respect to the U.S. Shareholder.

In applying each of the tests described above, a U.S. Shareholder must take account of Shares that such U.S. Shareholder constructively owns under detailed attribution rules set forth in the Code, which generally treat the U.S. Shareholder as owning Shares owned by certain related individuals and entities, and Shares that the U.S. Shareholder has the right to acquire by exercise of an option, warrant or right of conversion. U.S. Shareholders should consult their tax advisors regarding the application of the constructive ownership rules to their particular circumstances.

A sale of Shares pursuant to the Offer generally will result in a “complete termination” if either (i) the U.S. Shareholder owns none of the Shares, either actually or constructively, after the Shares are sold pursuant to the Offer, or (ii) the U.S. Shareholder does not actually own any of the Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such Shares. U.S. Shareholders wishing to satisfy the “complete termination” test through waiver of attribution should consult their tax advisors.

A sale of Shares pursuant to the Offer will result in a “substantially disproportionate” redemption with respect to a U.S. Shareholder if the percentage of the then outstanding Shares actually and constructively owned by such U.S. Shareholder immediately after the sale is less than 80% of the percentage of the Shares actually and constructively owned by such U.S. Shareholder immediately before the sale. If a sale of Shares pursuant to the Offer fails to satisfy the “substantially disproportionate” test, the U.S. Shareholder may nonetheless satisfy the “not essentially equivalent to a dividend” test.

A sale of Shares pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Shareholder’s proportionate interest in the Fund. A sale of Shares that actually reduces the percentage of the Fund’s outstanding Shares owned, including constructively, by such shareholder would likely be treated as a “meaningful reduction” even if the percentage reduction is relatively minor, provided that the U.S. Shareholder’s relative interest in Shares of the Fund is minimal (e.g., less than 1%) and the U.S. Shareholder does not exercise any control over or participate in the management of the Fund’s corporate affairs. Any person that has an ownership position that allows some exercise of control over or participation in the management of corporate affairs will not satisfy the meaningful reduction test unless that person’s ability to exercise control over or participate in management of corporate affairs is materially reduced or eliminated.

Substantially contemporaneous dispositions or acquisitions of Shares by a U.S. Shareholder or a related person that are part of a plan viewed as an integrated transaction with the Offer may be taken into account in determining whether any of the tests described above are satisfied.

If a U.S. Shareholder satisfies any of the tests described above, the U.S. Shareholder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and such U.S. Shareholder’s tax basis in the Shares exchanged. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Specified limitations apply to the deductibility of capital losses by U.S. Shareholders. However, if a U.S. Shareholder’s tendered and purchased Shares have previously paid a long-term capital gain distribution (including, for this purpose, amounts credited as an undistributed capital gain) and such Shares were held for six months or less, any loss realized will be treated as a long-term capital loss to the extent that it offsets the long-term capital gain distribution.

Any loss realized on a sale or exchange will be disallowed to the extent the Shares disposed of are replaced within a 61-day period beginning 30 days before and ending 30 days after the disposition of the Shares. In such a case, the basis of the Shares acquired will be increased to reflect the disallowed loss.

Distribution Treatment. If a U.S. Shareholder does not satisfy any of the tests described above, and therefore does not qualify for sale or exchange treatment, the U.S. Shareholder may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the U.S. Shareholder’s tax basis in the relevant Shares. The amount of any distribution in excess of the Fund’s current and accumulated earnings and profits, if any, would be treated as a non-taxable return of investment to the extent, generally, of the U.S. Shareholder’s basis in the Shares remaining. If the portion not treated as a dividend exceeds the U.S. Shareholder’s basis in the Shares remaining, any such excess will be treated as capital gain from the sale or exchange of the remaining Shares. Any such gain will be capital gain and will be long-term capital gain if the holding period of the Shares exceeds one year as of the date of the exchange. If the tendering U.S. Shareholder’s tax basis in the Shares tendered and purchased exceeds the total of any dividend and return of capital distribution with respect to those Shares, the excess amount of basis from the tendered and purchased Shares will be reallocated pro rata among the bases of such U.S. Shareholder’s remaining Shares.

Provided certain holding period and other requirements are satisfied, certain non-corporate U.S. Shareholders generally will be subject to U.S. federal income tax at a maximum rate of 20% on amounts treated as a dividend. This reduced rate will apply to: (i) 100% of the dividend if 95% or more of the Fund’s gross income (ignoring gains attributable to the sale of stocks and securities except to the extent net short-term capital gain from such sales exceeds net long-term capital loss from such sales) in that taxable year is attributable to qualified dividend income; or (ii) the portion of the dividends paid by the Fund to an individual in a particular taxable year that is attributable to qualified dividend income received by the Fund this year if such qualified dividend income accounts for less than 95% of the Fund’s gross income (ignoring gains attributable to the sale of stocks and securities except to the extent net short-term capital gains from such sales exceeds net long-term capital loss from such sales) for that taxable year. Such a dividend will be taxed in its entirety, without reduction for the U.S. Shareholder’s tax basis of the Shares exchanged. To the extent that a tender and purchase of a U.S. Shareholder’s Shares pursuant to the Offer is treated as the receipt by the U.S. Shareholder of a dividend, the U.S. Shareholder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the tendered and purchased Shares will be added to any Shares retained by the U.S. Shareholder.

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Shareholder, (i) it may be eligible for a dividends-received deduction to the extent attributable to dividends received by the Fund from domestic corporations, and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Shareholders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances. No portion of any dividend is expected to be eligible for the dividends received deduction.

If the sale of Shares pursuant to this Offer is treated as a dividend to the U.S. Shareholder rather than as an exchange, the other shareholders, including any non-tendering shareholders, could be deemed to have received a taxable stock distribution if such shareholder’s interest in the Fund increases as a result of the tender. This deemed dividend would be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it. A proportionate increase in a U.S. Shareholder’s interest in the Fund will not be treated as a taxable stock distribution if the distribution qualifies as an isolated redemption of stock as described in Treasury Regulations. All shareholders are urged to consult their tax advisors about the possibility of deemed distributions resulting from the purchase of Shares pursuant to this Offer.

Net Investment Income Tax. An additional 3.8% surtax will be imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceed certain threshold amounts. Shareholders should consult their tax advisors regarding the applicability of the Medicare tax to their sale of Shares pursuant to this Offer.

See Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Backup Withholding Tax,” with respect to the application of U.S. backup withholding tax on payments made pursuant to the Offer.

The tax discussion above is a summary and is included for general information only. Each shareholder is urged to consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of the Offer, including the applicability and effect of state, local and non-U.S. tax laws.

B.	Consequences to Non-U.S. Shareholders of the Fund’s Purchase of Shares Pursuant to the Offer

The U.S. federal income tax consequences of a tender pursuant to this Offer by a Non-U.S. Shareholder will depend on whether the transaction is characterized as the sale or exchange of the Non-U.S. Shareholder’s Shares or as a distribution in respect of its Shares; this determination will be made in the same way as described above for U.S. Shareholders.

If the sale of Shares pursuant to this Offer is treated as a sale, rather than as a distribution, any gain realized by a Non-U.S. Shareholder will not be subject to U.S. federal income tax, provided that the sale is not effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Shareholder. Furthermore, such gain will be subject to U.S. federal income tax at a rate of 30% (or lower treaty rate) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions are satisfied.

If the sale of shares pursuant to this Offer is treated as a distribution by the Fund and is treated as a dividend as described above, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of its increase in its ownership interest in the Fund as a result of the tender by other shareholders, the dividend received or deemed received by the Non-U.S. Shareholder will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate), provided that the dividend is not effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Shareholder.

If any gain or dividend income realized on the tender pursuant to this Offer is effectively connected with the Non-U.S. Shareholder’s U.S. trade or business, such gain or dividend will be taxed in the same manner as if the Non- U.S. Shareholder were a U.S. shareholder. Furthermore, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to a 30% (or lower treaty rate) branch profits tax on effectively connected income.

Proceeds payable pursuant to the Offer to a Non-U.S. Shareholder or his, her or its agent may be subject to withholding of federal income tax at a rate of 30%, unless a reduced rate of withholding or an exemption from withholding applies. As a general matter, the Fund intends to withhold 30% (or lower treaty rate) of the payments made to Non-U.S. Shareholders or their agents. A Non-U.S. Shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or if such Non-U.S. Shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and was withheld at a higher rate.

In addition, proceeds payable pursuant to the Offer to a Non-U.S. Shareholder (other than an individual) or its agent may be subject to a 30% withholding tax under Chapter 4 of the Code, commonly referred to as “FATCA,” unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E (or other applicable W-8 tax form). If the Fund withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

See Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Backup Withholding Tax” and “—U.S. Federal Tax Withholding for Non-U.S. Shareholders,” for more information on the application of U.S. federal tax withholding and backup withholding tax on payments made pursuant to the Offer. Non-U.S. Shareholders should consult their own tax advisors regarding the tax consequences to them of participating in the Offer, including the application of U.S. federal tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

Other Tax Considerations. If a shareholder recognizes a loss with respect to the Shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

The tax discussion above is a summary and is included for general information only. Each shareholder is urged to consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of the Offer, including the applicability and effect of state, local and non-U.S. tax laws.

14.	Certain Legal and Regulatory Matters.

The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 4, “Certain Conditions of the Offer.”

15.	Amendments; Extensions of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 4, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereto. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. See Section 6, “Withdrawal Rights.”

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 4 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 5; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for any Shares upon the occurrence of any of the conditions specified in Section 6 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and filing such release with the Commission.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional Offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

16.	Fees and Expenses.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Georgeson LLC to act as the Information Agent and Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., to act as the Depositary. The Fund will pay the Information Agent and the Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.

17.	Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

The Letter of Transmittal and any other required documentation should be sent or delivered to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A.

By First Class Mail: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Registered, Certified or Express Mail or Overnight Courier: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(877) 278-9670 (Toll Free)

BNY MELLON ALCENTRA GLOBAL MULTI-STRATEGY CREDIT FUND, INC.

April 17, 2024